Exhibit 10.3

LOCK-UP AGREEMENT

September     , 2006

International Assets Holding Corporation

708 Third Avenue, Suite 702

New York, NY 10017

Dear Sirs:

This Lock-Up Agreement (this “Agreement”) is delivered to you pursuant to Section 7(l) of the Securities Purchase Agreement (the “Purchase Agreement”) dated September     , 2006 among International Assets Holding Corporation (the “Company”) and the investors listed on the Schedule of Buyers attached to the Purchase Agreement (collectively, the “Buyers”). Capitalized terms used in this Agreement that are not otherwise defined in this Agreement have the meanings given to them in the Purchase Agreement.

The undersigned hereby irrevocably agrees that, so long as any of the Notes are outstanding, the undersigned will not, directly or indirectly, undertake any transaction described in clause (1) or (2) below (each a “Restricted Transaction”):

(1) offer for sale, sell, or otherwise dispose of (or enter into any transaction or device that is designed to result in the disposition by the undersigned at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for Common Stock owned by the undersigned on the date of execution of this Agreement, or

(2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock or warrants or other rights to purchase shares of Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Commission (collectively, the “Undersigned Shares”).

Notwithstanding the foregoing, after the Effective Date, the following transactions will not be prohibited by the terms of this Agreement:

1. The offer and sale of up to 20,000 of the Undersigned Shares in a single filing on Form 4 during the period commencing on the later of (a) March 30, 2007 and (b) the Effective Date (as defined in the Registration Rights Agreement), and ending on September 30, 2007.

2. The offer and sale of up to 50,000 of the Undersigned Shares during the period commencing on the Effective Date and ending on September 30, 2007, provided that the sale price of the shares of Common Stock sold in the transaction equals or exceeds 125% of the Conversion Price (as defined in the Notes) in effect as of the sale date.

3. The offer and sale of up to 20,000 of the Undersigned Shares during each calendar quarter, commencing with the calendar quarter ending on December 31, 2007, provided that the number of shares which may be offered and sold in any such calendar quarter may be increased by an additional 80,000 shares in the event that the additional shares are sold at a price which equals or exceeds 115% of the Conversion Price in effect as of the sale date.

4. The offer and sale of up to fifty percent (50%) of all of the Undersigned Shares acquired after the Closing Date through the exercise of stock options issued to the undersigned pursuant to the Company’s equity compensation plans and agreements, provided that the sale of shares occurs within 10 business days of the exercise of the related option.

5. Any gift or other transfer of the Undersigned Shares to (A) the undersigned’s immediate family or (B) a trust or partnership the beneficiary and sole partners of which are members of the undersigned’s immediate family and/or the undersigned, provided that the donee or transferee agrees in writing to be bound, with respect to such shares, by the foregoing in the same manner as it applies to the undersigned. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

6. Any sale of the Undersigned Shares to any Person who beneficially owns 10% or more of the outstanding Common Stock prior to such sale.

7. The exercise of any stock options or warrants, or rights relating to the conversion of convertible debt, except that the shares of Common Stock obtained upon any such exercise shall be subject to the limitations on disposition set forth in this Agreement.

8. The participation by the undersigned, in any transaction constituting a Fundamental Transaction, provided that the Company complies with the provisions of the Notes applicable to such transaction.

9. Any pledge of the Undersigned Shares in connection with a bona fide margin loan transaction.

The undersigned now has, and, except as contemplated above, for the duration of this Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

This Agreement shall terminate and be of no further force and effect upon the occurrence of any of the following events: (A) the death or disability of the undersigned, or (B) the termination of the undersigned’s employment by the Company and its Subsidiaries.

This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal laws of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

The Buyers shall be intended third party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall be entitled to enforce the provisions hereof. No provision of this Agreement may be amended without the written consent of the Required Holders (as defined in the Notes).

This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement.

Sincerely yours,

Sean O’Connor

Scott Branch

Agreed to and Acknowledged:

INTERNATIONAL ASSETS HOLDING CORPORATION

By:
Name:
Title:

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